Exhibit 10.11

EXECUTION COPY

COMMUTATION AGREEMENT

This Agreement is made effective as of January 1,  2005 (the “Commutation Date”) by and between PXRE Reinsurance Ltd. (“Reinsured”) and Select Reinsurance Ltd. (hereinafter referred to as the “Reinsurer”) and such entities collectively hereinafter, (the “parties”).

          WHEREAS, the parties hereto desire to effect a full and final commutation and release of that certain Excess of Loss Reinsurance Treaty, made and effective as of April 1, 2004, by and between the Reinsured and the Reinsurer (the “Commuted Contract”) upon the terms and conditions set forth below:

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.          The Reinsurer shall pay to Reinsured the amount of $17,250,000 for commutation of the Commuted Contract (the “Commutation Amount”), which amount represents the mutually agreed upon amount to completely discharge all liabilities and obligations of the parties in respect of the Commuted Contract. The Commutation Amount shall be paid as follows:

             (A)          The Reinsurer and the Reinsured shall jointly instruct the trustee of the Patriot 2004 Trust (the “Trust”) made June 30, 2004 with Harrington Trust Limited (now known as Appleby Trust) to distribute to the Reinsured cash in the amount of $2,750,000 from the Trust (the “Cash Commutation Payment”) ; and

             (B)          The Reinsurer hereby irrevocably and unconditionally releases and forever discharges its claim for the funds withheld premium of $14,500,000 due under the Commuted Contract from the Reinsured to the Reinsurer.

2.          The Reinsured and Reinsurer do hereby irrevocably and unconditionally release and forever discharge each other, and their affiliates, parents, subsidiaries and other related or associated companies (the “Entities”), and the Entities’ officers, directors, agents and shareholders, and their heirs, executors, administrators, successors, predecessors and assigns from all past, present and future obligations, losses, offsets, actions, causes of action, suits, debts, sums of money, accounts, damages, judgments, claims, demands or other liability whatsoever, known or unknown, at law or in equity, in contract or in tort, arising under, or in connection with the Commuted Contract, including, without limitation, any obligation for loss, loss adjustment expenses, reinsurance premiums due, reinsurer’s margin, commutation amounts, termination amounts, profit sharing, adjustments, offsets, taxes and any other obligation which might be claimed or demanded by reason of any matter whatsoever arising out of, or in connection with, the Commuted Contract; it being the intention of the parties that this release operate as a full and final settlement of each party’s current and future obligations and liabilities to the other parties hereto with respect to the Commuted Contract and discharge of any claim by one party against any other party whatsoever arising out of, or in connection with, the Commuted Contract.  For the avoidance of doubt, this Agreement shall not release, modify or affect any party’s obligations under any contract with the other party other than the Commuted Contract.

3.          Representations and Warranties.  Each of the parties hereto expressly severally warrants and represents to the other party hereto that it is a corporation in good standing in its respective place of domicile; that the execution, giving effect to and performance of its obligations under this Agreement is fully authorized by it; that the person executing this Agreement has the necessary and appropriate authority to do so; that this Agreement constitutes a valid and binding obligation of it (except as limited by applicable bankruptcy or other laws for the protection of debtors); that it derives a benefit and will not assert a lack of benefit by reason of its execution of this Agreement; that there are no existing or pending agreements, transactions or negotiations to which it is a party that would render this Agreement or any part thereof void, avoidable or unenforceable; that there is no authorization, consent or approval of any government or regulatory entity which is required to make this Agreement valid and binding upon it; that no claim or account being paid or settled hereunder has previously been assigned or transferred to another person or entity; that no order has been made or petition presented or other step taken for it to be wound up or for the appointment of a liquidator, provisional liquidator, receiver, administrator or other like office holder under the laws of any jurisdiction whatsoever; that the execution, giving effect to and performance of its obligations under, this Agreement does not contravene or fail to comply with a direction given by any governmental authority having regulatory authority over it; and, that it has not dealt with a broker or other intermediary in connection with the Commuted Contract or this commutation in a manner that places any obligation on  the other party.

4.          Governing Law.  This Agreement shall be interpreted under and be governed by the laws of New York, without regard to any choice of law principles which would apply the law of any other jurisdiction.

5.          Entire Agreement.  This Agreement shall constitute the entire Agreement between the parties with respect to the commutation of the Commuted Contract and may not be amended orally or in writing except by written addendum signed by each of the parties hereto.

6.          No Third Party Beneficiaries.  This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective assigns; it being the intent of the parties not to create any third party beneficiaries hereunder.

7.          No Reliance.  The parties acknowledge that they have entered into this Agreement in reliance upon their own independent investigation and analysis and not on the basis of any representation or warranty by the other parties hereto other than those representations and warranties set forth above.

8.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which shall constitute one and the same Agreement.

9.          No Waiver.  The failure of the parties to enforce any provision of this Agreement shall not be construed as a waiver of such provision or any other provision of this Agreement.  No waiver of any provision of this Agreement shall be deemed a waiver of any of its other terms, nor shall such waiver constitute a continuing waiver and any such waiver must be in writing signed by the waiving party.

10.          Illegality.  In the event that any part of this Agreement should for any reason become or be found to be null, void, illegal or otherwise unenforceable, it shall be struck out to the extent that it is so null, void, illegal or unenforceable in the jurisdiction or jurisdictions affected, and the remaining provisions of this Agreement shall remain in full force and effect; provided that the part struck does not leave any of the parties without the essence of their bargain and if so, the parties shall negotiate in good faith to replace such part with provisions that will restore such essential bargain.  In the event that any court of competent jurisdiction renders a final, nonappealable order or ruling declaring this Agreement null and void in its entirety, it is mutually agreed by the Reinsured and the Reinsurer that this Agreement shall be immediately rescinded and that each of the parties hereto shall be restored to the position it was in just prior to the making of this Agreement.

11.          Patriot 2004 Trust.     Following the transfer of the Cash Commutation Payment from the Trust to the Reinsured, the parties hereby agree that this Commutation Agreement shall act as a joint instruction by the parties to the Trustee of the Trust to forthwith pay over to the Reinsurer all Assets and Income held in the Trust at the time of carrying out such instruction in excess of such Cash Commutation Payment and $1.00 and Section 6 of this commutation agreement shall not apply to the action taken by the Trustee in furtherance of this instruction.

12.          Capitalized terms not otherwise defined in this Agreement shall have the meaning assigned in the Trust and all references to $ shall mean U.S. dollars.

IN WITNESS WHEREOF, the Reinsurer and the Reinsured have caused this Agreement to be executed by their duly authorized representatives.

PXRE REINSURANCE LTD.		SELECT REINSURANCE LTD.

By:	/s/ ROBERT P. MYRON	By:	BRANT L. KIZER

Title:	SVP and CFO	Title:	President

Date:	January 20, 2005	Date:	January 20, 2005